Exhibit 99.1

Mirum Pharmaceuticals Enters into Definitive Agreement to Acquire Bluejay Therapeutics, Expanding Global Leadership in Rare Disease

-Planned acquisition of brelovitug for chronic hepatitis delta virus (HDV) with Breakthrough Therapy and PRIME designations

-Anticipated to be highly synergistic with Mirum’s liver expertise and proven global commercial capabilities

-HDV: Large, high unmet-need rare liver disease with no FDA-approved therapies

-Top-line Phase 3 results expected in 2H 2026

-Conference call today, December 8, 2025 at 8:30 am ET/5:30 am PT

FOSTER CITY, Calif. — December 8, 2025 — Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM), a leading rare disease company, today announced its entry into a definitive agreement to acquire Bluejay Therapeutics, a privately held biotechnology company focused on viral and liver diseases. The transaction would add worldwide rights to brelovitug, a late-stage, fully human monoclonal antibody with Breakthrough Therapy and PRIME designations for chronic hepatitis delta virus (HDV) to Mirum’s portfolio of rare liver programs. This acquisition is expected to advance Mirum’s leadership in rare disease, build on its deep expertise in rare liver disorders and add a fourth potential registrational readout for the company over the next 18 months.

Brelovitug is being evaluated in the AZURE Phase 3 registrational program for HDV, the most severe form of viral hepatitis. HDV occurs in people already infected with hepatitis B; nearly half of those affected progress to liver-related death within 10 years of diagnosis due to rapid progression to fibrosis, cirrhosis, hepatic decompensation and an increased risk of liver cancer. In Phase 2 studies, brelovitug demonstrated strong antiviral activity in HDV, achieving 100% HDV RNA response, along with improvements in liver enzyme levels and a favorable safety profile, with the most common adverse event being injection-site erythema. The ongoing global AZURE Phase 3 program is currently enrolling patients, with top-line data expected in 2H 2026 and potential BLA submission and launch in 2027.

“This acquisition fits squarely with what we do best - advancing high-impact medicines for patients with rare diseases through disciplined development, regulatory innovation, and commercial excellence,” said Chris Peetz, Chief Executive Officer of Mirum Pharmaceuticals. “Brelovitug in HDV leverages our deep expertise in rare liver disease and builds on the relationships we’ve established with key providers through the volixibat and LIVMARLI programs. The Bluejay team has done commendable work advancing brelovitug to this stage and we look forward to building on that progress to bring this important new treatment to people living with HDV.”

“Bluejay was founded to develop transformative therapies for people with viral and liver diseases and, working with regulatory agencies, such as the FDA and the European Medicines Agency, the Bluejay team developed brelovitug from clinical development candidate to global Phase 3 trial in four years,” said Keting Chu, Founder and CEO of Bluejay Therapeutics. “Brelovitug has the potential to redefine HDV treatment, and Mirum’s rare disease leadership, commitment to rare liver communities and commercialization expertise make it the right company to carry this program forward globally.”

Under the terms of the definitive agreement, Mirum has agreed to acquire all outstanding shares of Bluejay for $250 million in cash and $370 million in Mirum common stock, plus potential tiered sales-based milestone payments of up to $200 million in cash. The Mirum common stock issued to the Bluejay security holders at closing will be priced at $71.2085 per share. Mirum has also entered into a definitive agreement with a syndicate of existing and new healthcare investors, for the sale of Mirum common stock and, to certain investors, in lieu of Mirum common stock, pre-funded warrants, in a private placement. The private placement is expected to close concurrently with the acquisition and result in gross proceeds to Mirum of approximately $200 million before deducting placement agent and other offering expenses. The proceeds from the private placement are intended to fund clinical development and commercial activities following the proposed acquisition. The Mirum common stock issued to the private placement investors at closing will be priced at $68.48 per share (or $68.4799 per pre-funded underlying share of Mirum common stock, which equals the purchase price per share of Mirum common stock, less the $0.0001 per share exercise price of each pre-funded warrant). The transaction with Bluejay has been approved by the Boards of Directors of both companies and is expected to close in the first quarter of 2026, subject to regulatory approval and other customary closing conditions.

Beyond brelovitug for HDV, Mirum will evaluate strategic options for Bluejay’s additional investigational programs after close.

Morgan Stanley & Co. LLC acted as exclusive financial advisor to Mirum, and Cooley LLP served as legal counsel. Centerview Partners LLC acted as financial advisor to Bluejay, and Latham & Watkins LLP served as legal counsel. J.P. Morgan Securities LLC also provided financial advice to Bluejay. Mirum has engaged Morgan Stanley & Co. LLC, Leerink Partners LLC, Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Citizens JMP Securities, LLC as placement agents for the private placement.

Mirum to Host Conference Call

Mirum will host a conference call today, December 8, 2025 at 8:30 a.m. ET/5:30 a.m. PT, to provide further details on the transaction. Join the call using the following information:

United States/Toll-free: +1 833 470 1428

International: +1 646 844 6383

Access code: 490519

You may also access the call via webcast by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About Brelovitug

Brelovitug is an investigational, highly potent, pan-genotypic, fully human immunoglobulin G1 (IgG1) monoclonal antibody (mAb) that targets the surface antigen (anti-HBsAg) on both the chronic hepatitis D virus (HDV) and the hepatitis B virus (HBV). Brelovitug is designed to neutralize and remove hepatitis B and hepatitis D virions and deplete HBsAg-containing subviral particles. Brelovitug has FDA Breakthrough Therapy designation for the treatment of HDV and PRIME and Orphan designations from the European Medicines Agency. Following the anticipated close of the Bluejay acquisition, Mirum Pharmaceuticals, Inc. will own worldwide rights to brelovitug.

About the AZURE Clinical Program

The AZURE program is a global, registrational Phase 3 clinical development program evaluating brelovitug for the treatment of chronic hepatitis delta virus (HDV). The program includes multiple open-label studies designed to assess the primary endpoint of combined virologic and biochemical response. Together, the studies are intended to support regulatory filings in the United States and Europe. Top-line data from the program are expected in second half of 2026 with a potential BLA submission and launch in 2027.

About Chronic Hepatitis Delta Virus (HDV)

HDV, a coinfection that occurs in some people infected with the hepatitis B virus, is the most severe form of viral hepatitis due to the potential for rapid progression to liver cirrhosis, liver cancer and liver-related death. HDV affects approximately 230,000 people in the United States and Europe. It is estimated that more than 50% of individuals with HDV will die of liver-related causes within 10 years of diagnosis. There are currently no approved treatments for HDV in the United States and most countries worldwide.

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals (NASDAQ: MIRM) is a leading rare disease company with a global footprint of approved products and a broad pipeline of investigational medicines. Purpose-built to bring forward breakthrough medicines for people with overlooked conditions, Mirum combines deep expertise with strong connections to the rare disease community. The company’s commercial portfolio includes LIVMARLI® (maralixibat) for Alagille syndrome (ALGS) and progressive familial intrahepatic cholestasis (PFIC), CHOLBAM® (cholic acid) for bile-acid synthesis disorders, and CTEXLI® (chenodiol) for cerebrotendinous xanthomatosis (CTX). Mirum’s clinical-stage pipeline includes volixibat, an IBAT inhibitor in late-stage development for primary sclerosing cholangitis (PSC) and primary biliary cholangitis (PBC), and MRM-3379, a PDE4D inhibitor being evaluated for Fragile X syndrome (FXS). Mirum’s success is driven by a team dedicated to advancing high impact medicines through strategic development, disciplined execution and purposeful collaboration across the rare disease ecosystem. Learn more at www.mirumpharma.com and follow Mirum on Facebook, LinkedIn, Instagram and X.

About Bluejay Therapeutics

Bluejay Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing potentially life-changing therapeutics for serious viral and liver diseases. The company is currently investigating brelovitug for the treatment of chronic hepatitis delta virus (HDV) and chronic hepatitis B (CHB) viral infections. Additionally, Bluejay is advancing several innovative programs with the goal of developing a combination regimen to achieve a functional cure for chronic hepatitis B, including a proprietary TLR9 agonist (cavrotolimod) and a liver-targeted HBV transcript inhibitor (BJT-628).

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the anticipated occurrence, manner and timing of the mergers and the closing of the proposed acquisition, including the anticipated receipt of regulatory approval and the satisfaction or waiver, as applicable, of customary closing conditions; the achievement of milestones in the acquisition agreement and the payment of additional consideration upon such achievement; the anticipated occurrence, manner and timing of the closing of the private placement; the gross proceeds expected to result from the private placement; the anticipated use of proceeds from the private placement; the prospective benefits of the proposed acquisition, including expectations that it will strengthen Mirum’s rare disease portfolio and will be a strong, strategic fit for Mirum; the expectation that brelovitug will be synergistic with and advance Mirum’s leadership in rare disease and benefit from Mirum’s existing expertise, programs and relationships; expectations regarding brelovitug’s ongoing development, including the potential successful results from the pivotal Phase 3 studies for HDV, the potential benefits of brelovitug for patients with HDV and CHB viral infections, the anticipated timing for data from the Phase 3 studies, the anticipated costs of developing brelovitug, the estimated prevalence of HDV in the United States and Europe and its effects on patients, and the potential regulatory BLA submission and launch of brelovitug 2027; plans for additional brelovitug or other Bluejay clinical programs; and statements about Mirum’s future financial performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,”

“expected,” “will,” “could,” “would,” “potential,” “continue,” “plans,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties inherent with the acquisition of companies, including the potential risks that regulatory approval will not be timely received (if at all) and the satisfaction or waiver, as applicable, of closing conditions; the risks and uncertainties inherent with private placements, including the successful and timely completion of the private placement; risks associated with the development of acquired product candidates, including the failure of any expected synergies to be realized; risk and uncertainties arising from the integration of an acquired company, its employees and its assets with Mirum’s business; risks associated with evaluating companies and assets for acquisition, including that the perceived benefits of the acquisition are not realized; risks and uncertainties with the development of investigational medicines generally, including the failure of future studies to generate the same or similar data as prior studies and the potential that estimated prevalences are materially inaccurate; the risks and uncertainties associated with Mirum’s business in general, the impact of geopolitical and macroeconomic events, and the other risks described in Mirum’s Annual Report for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 26, 2025, and subsequent filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

Andrew McKibben

ir@mirumpharma.com

Media Contact:

Meredith Kiernan

media@mirumpharma.com

Source: Mirum Pharmaceuticals, Inc.